Exhibit 21.1

List of Subsidiaries of Mondee Holdings, Inc.

Mondee, Inc., a Delaware corporation

Cosmopolitan Travel Service, Inc., a Michigan corporation

Ithax Merger Sub II, LLC, a Delaware limited liability company